Exhibit 99.1
Healthcare Services Group, Inc. (HCSG) CEO Ted Wahl on Q2 2022 Results - Earnings Call Transcript

Jul. 20, 2022 10:31 AM ET Healthcare Services Group, Inc. (HCSG)

Play Earnings Call

Healthcare Services Group, Inc. (NASDAQ:HCSG) Q2 2022 Earnings Conference Call July 20, 2022 8:30 AM ET

Company Participants

Ted Wahl - President & Chief Executive Officer
Matt McKee - Chief Communications Officer

Conference Call Participants

Andy Wittmann - Baird
Tao Qiu - Stifel
Sean Dodge - RBC Capital Markets
Nate Gibby - Credit Suisse
Mitra Ramgopal - Sidoti
Brian Tanquilut - Jefferies

Operator
Good morning, my name is Rob and I will be your conference operator today. At this time, I would like to welcome everyone to the Healthcare Services Group, Inc. Second Quarter 2022 Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. [Operator Instructions]

The matters discussed on today's conference call include forward-looking statements about the business prospects of Healthcare Services Group, Inc. Forward-looking statements are often preceded by words such as believes, expects, anticipates, plans, will, goal, may, intends, assumes or similar expressions. Forward-looking statements reflect management's current expectations as of the date of this conference call and involve certain risks and uncertainties. The forward-looking statements are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under these circumstances.

As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Healthcare Services Group, Inc. actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors and the forward-looking statements are not guarantees of performance. Some of the factors that could cause future results to materially differ from recent results or those projected in forward-looking statements are included in our earnings press release issued prior to this call and in our filings with the Securities and Exchange Commission. We are under no obligation and expressly disclaim any obligation to update or alter the forward-looking statements, whether as a result of such changes, new information, subsequent events or otherwise.

Exhibit 99.1
Thank you. Mr. Ted Wahl, President and CEO, you may begin your conference.

Ted Wahl
Okay. Thank you, Rob, and good morning everyone. Matt McKee and I appreciate you joining us today. We released our second quarter results this morning and plan on filing our 10-Q by the end of the week. As we enter the back half of the year we've now either completed or are in the final stages of negotiation with our clients in modifying our service agreements. A goal we very aggressively pursued throughout the second quarter. As we continue to engage with our clients to capture both recent and future inflation on a more real-time basis, several components of our partnership may be considered in the negotiations.

Among those are restructuring our notes receivable with certain clients, altering the timing of collections with others and even exercising our termination rights when we are unable to reach agreement. While we recognize that some of these decisions may have a temporary impact on our reported results, we remain confident that these service agreement modifications will further strengthen our client partnerships and position us to exit the year with cost of services in line with our historical target of 86%.

To that end, before we get into the specifics of the Q2 results, I would like to discuss several items related to our service agreement modification efforts that we expect will affect our Q3 results. First, we expect Q3 revenue to be affected by an estimated $10 million related to facility exits. The facility exits primarily reflect instances in which we could not reach agreement with customers to capture recent and future inflation on a more real-time basis. Second, we anticipate a one-time reduction of $17 million in revenue and $9 million in operating income, net of reserves related to the expected restructuring of our note receivable with a certain client. Because this is a negotiated restructuring with an existing customer, we expect that this will be accounted for as a one-time reduction of $17 million in revenue and $9 million in operating income rather than a bad debt expense.

After considering the estimated impact from the facility exits and one-time reduction related to the anticipated note restructuring, we estimate Q3 reported revenue base of $395 million, $400 million, and then a Q4 revenue base of $412 million to $417 million, absent any new business additions or facility assets. Finally, there was a temporary impact on cash collections in the quarter, primarily as a result of proactively altering the timing of collections with certain clients. In the second half of 2022, we expect to make up a portion of these amounts in addition to collecting what we bill. Overall, our negotiations to modify the service agreements have come with certain puts and takes, but we believe will position us much more favorably in the long term.

So with those introductory comments, I'll turn the call over to Matt for a more detailed discussion on Q2 results.

Matt McKee
Thanks, Ted, and good morning everyone. Revenue for the quarter was $424.9 million, with housekeeping & laundry and dining & nutrition segment revenues of $199.1 million and $225.8 million, respectively. Now, Q2 was impacted by around $2.5 million related to the facility exit that Ted just mentioned with three quarters of that in dining and about a quarter of it in housekeeping.

Direct cost of services was reported at $379.4 million or 89.3% and cost of services was impacted by a $7 million increase in AR reserves related to a client group that was placed into receivership. And as Ted mentioned earlier, we remain on track to meet our goal of exiting the year with cost of services in line with our historical target of 86%. Housekeeping & laundry and dining & nutrition segment margins were 9% and 4.5%, respectively. SG&A was reported at $29.3 million, but after adjusting for a $6.4 million

Exhibit 99.1
decrease in deferred compensation actual SG&A was $35.7 million or 8.4%. And we expect 2022 SG&A to approximate 8.5% to 9.5%, in that range.

We reported an effective tax rate of 17.3% and expect a 2022 tax rate between 24% and 26%. Net income for the quarter came in at $6.8 million and earnings were $0.09 per share. As I highlighted earlier, Q2 operating income was impacted by a $7 million increase in AR reserves related to a client group that was placed into receivership, which reduced operating income by $7 million and reported earnings per share by about $0.07 per share.

Cash flow from operations for the quarter was $9 million and was impacted by a $31.6 million increase in accounts receivable, primarily related to the timing of cash collections, offset in part by a $19.4 million increase in accrued payroll. DSO for the quarter was 71 days. And as far as the payroll accrual, we would point out that the Q3 payroll accrual will be 6 days and that compares to the 12 days that we had in the second quarter. But the payroll accrual only relates to timing and the impact ultimately washes out through the full year.

We're pleased with the ongoing strength of our balance sheet and the ability to support the business, while continuing to return capital to our shareholders. We announced that the Board of Directors approved an increase in the dividend to $0.21375 per share payable on September 23, 2022. The cash balance is supported and with the dividend tax rate in place for the foreseeable future cash dividend program remains the most tax efficient way to get free cash flow and ultimately maximize return to shareholders. This will mark the 77th consecutive cash dividend payment since the program was instituted in 2003 and a 76th consecutive quarterly increase, that's now a 19 year period that's four three-for-two stock splits.

So with those opening remarks we'd now like to open up the call for questions.

QUESTION-AND-ANSWER SESSION

Operator
[Operator Instructions] Your first question comes from the line of Andy Wittmann from Baird. Your line is open.

Andy Wittmann
Hi, great. Thanks. Good morning guys. I wanted to ask, I guess, questions related to the revenue line. And specifically, Ted, maybe you could talk a little bit about the dynamics on the price increases that you're trying to realize in response to the inflation versus the customer lost. Sequentially the revenues were down just a smidge, but I would imagine that the price increases were a decent factor. Can you just help us understand where you think by the end of the year when you get to 4Q, how the dynamic between price increases and customer losses going to wash out on the revenue line? In other words, do you think that the price increases will more than offset the customer losses that may result from the pricing discussions that you're having?

Ted Wahl
There is some upside I think for sure, Andy, to the revenue base numbers we shared, which were $395 million to $400 million for Q3 and $412 million to for $417 million for Q4. But beyond that, the visibility that we have is more related to the 86% cost of services and hopefully you can appreciate that some of these negotiations are still -- although they are in the final stages they are still active and ongoing. And we want to be sensitive to that and respect the process without negotiating out the open. So look, there is certainly some upside to that range that we provided. But that's the revenue base that we feel most

Exhibit 99.1
comfortable providing. And we do have conviction around that 86% cost of services. That's been the goal. Since we started the year we knew it would be an all hands on deck exercise involving a bottoms up client-by-client, customer-by-customer approach and we've made significant progress, especially during the second quarter, but again, in terms of revenue and cost of services those ranges we provided are what we're most comfortable sharing.

Andy Wittmann
Yeah. Just on that gross margin comment or the 86% target versus which you put in the quarter, how indicative is the quarter's results on gross margin? And how much of the changes that you're looking for were realized in the quarter, recognizing that I know you're working hard, was it substantially not realized in the quarter that the 3Q and 4Q rates are going to be much more? I mean, you're saying it's 86%, I'm just trying to understand, it seems like there's a decent amount of work to get there. So I'm trying to understand how much of an impact the changes you have -- that you've made were impacting the second quarter results?

Ted Wahl
Yeah. While we did have the client that was placed into receivership, which impacted cost of services by about $7 million. So if you adjusted it for that, cost of services would have been more in line with where we were last quarter, which reflected certainly some traction and some gains we had as a result of the service agreement modification efforts, as well as operational improvements around labor management, specifically related to over time and premium pay. But to your point, Andy, the efforts and ultimately the results of the service agreement modification efforts are really more back-end loaded, meaning, they won't be realized in full until the first quarter of 2023, which is why we're framing it and orienting our strategies around exiting the year at that 86% cost of services run rate.

Andy Wittmann
Okay. Thanks guys.

Operator
Your next question comes from the line of Tao Qiu from Stifel. Your line is open.

Tao Qiu
Hey, good morning. I'm curious if you guys could provide some colors on the trend of labor and food costs in the quarter? And just regarding kind of the guidance on the quarterly revenue. The $17 million step up from the third quarter to the fourth quarter, is that a reflection of the real-time pricing adjustment that we achieved through the contract negotiations.

Matt McKee
So I just tackle the second question first Tao. As Ted noted, we're still sort of in the final stages of negotiation with several clients of ours. So we've not fully completed that exercise. So it's hard at this point to necessarily project the exact output and the effect that it will have, not only from a revenue perspective that Ted alluded to, but perhaps some choppiness as we work through the back half of the year from a -- I'm sorry, from a margin perspective. So from our perspective, obviously, we're interested in establishing the best outcome for the partnership, such that we're going to establish a really sustainable partnership with our clients and, of course, very much focused on exiting the year at 86%. So we anticipate that as were in the concluding stages here of these negotiations there could be some additional choppiness, it’s not necessarily going to be a nice clean perfectly linear pathway to get to 86% with corresponding increases in revenue per se. But certainly we are in the final stages. And once that work is

Exhibit 99.1
complete, we are very much focused on exiting the year at 86%, which is still very much on target from our perspective.

Ted Wahl
And, Tao, just to put a finer point on even Matt’s commentary if I heard you correctly. Yes. That $17 million one-time reduction that we anticipate to revenue in the third quarter, which would have a corresponding $9 million reduction in operating income, would strictly be one-time. If this negotiation or if that restructuring plays out the way, we believe it may, that would be a one-time effect in Q3, which would then, again, it would not be part of recurring revenue, it's just the accounting treatment of how that particular transaction or restructuring would be handled. [Multiple Speakers]

Tao Qiu
So the bounce back in the fourth quarter just reflect the one-time nature of that [indiscernible].

Ted Wahl
That's exactly right.

Matt McKee
Right. And then to your initial question, Tao, as to sort of the inflationary environment. I would say that we're sort of comparable to last quarter. As far as the labor side, there were some stabilization and some signs of improvement related to our internal data and experience. From an industry perspective, if we think more broadly about the skilled nursing industry, for the first time in over two years we saw some improvement in the nursing home workforce data. From March through June preliminary data suggests that there was about 13,000 hires added to the industry. So we're still looking to get back to pre-pandemic levels of employees within the space and there was a bit of an uptick between March and June. So that's encouraging.
The most recent five months of data also suggest that wages of employees, more broadly within the nursing and residential care facilities may be stabilizing and this is reflective of our experience as well. The industry saw a then-high in wages in January, followed by a drop in subsequent months and preliminary numbers for May look to be level with January. And our numbers are comparable, a similar trend with the peak in March that has dropped modestly through May. Similarly our application data is trending in a positive direction. We've seen a steady climb in the applications received. We've gotten about 33% more applications in June that compared to the month of January. So currently hires are outpacing employee separations, which is obviously encouraging and that's where we need to continue to drive that dynamic. So stabilization and modest improvement is certainly encouraging, but there is obviously still quite a ways to go within the industry end market in general to really foster that full recovery of staffing, which would then have the trickle down impact on occupancy as well.
As to the sort of broader inflationary metrics, Tao, we saw CPI similarly in the quarter about 2.6% change in Q2, food at home inflation specifically was about 3.4% and wage inflation was about 2.1%. So again, the theme would be stabilization and some encouraging signs.

Tao Qiu
Got you. Those are very helpful points. One more clarification from me. You mentioned that you guys are considering adjusting timing of collection as one of the factors that you could use for negotiations. Just curious, would these adjustments be one-time or permitting in nature? And how do you think about where DSO will shape up in the second half.

Exhibit 99.1
Ted Wahl
Again client-specific, very situational. What I can tell you without getting into specific examples that we either settled on or may work through is that, overall, if you think about the shortfall that we had in the first half of the year, more than half of that was driven through intentional negotiation and we expect to make up a significant portion of that through the back half of the year, in addition to collecting what we bill. So that said, temporary in many cases, Tao, although there were some instances where we decided to make permanent adjustments, but they were all, again, client by client bottoms-up strategy and when that's a tactic in that strategy, that's no different, it's very client-driven.

Tao Qiu
Understood. Thank you.

Operator
Your next question comes from the line of Sean Dodge from RBC Capital Markets. Your line is open.

Sean Dodge
Thanks. Good morning. Is there any more detail you can share around the client group that was placed into receivership. I guess you got both housekeeping and dining client, any book ends you can kind of give us around how much revenue they contribute? And then maybe any thoughts you have on your ability to retain that business?

Ted Wahl
Yeah. So, Sean, without getting into the specifics, that was a client group. We did in fact provide both dining and housekeeping services there. It was placed into receivership and that facility will be shuttering its doors. So to your point, we will be obviously walking away from that piece of business. As far as the revenue contribution, it’s about $2 million per quarter would be among that group, the revenue impact between both services.

Sean Dodge
Okay, that's helpful. Thanks. And then I guess it’s been six or seven months now since you made the acquisition into the education market. Are there any updates you can give us on thoughts or timelines around when we could see maybe a more meaningful push there?

Ted Wahl
Yeah. Sean, unlike sort of the base business within the skilled nursing end market, there is quite a bit of seasonality to that end market as you’d probably imagine. So we're sort of in the operational ramp up phase. Right now really the spring is kind of the selling season where schools are looking to make determinations as to whether to outsource or to potentially switch their outsourcing partners in the upcoming anticipation of the fall academic year beginning. So we are in sort of operational phase right now, but I would point out that as we worked our way through what would be kind of called the sales season in the education end market. We were successful and really expanding our outreach with both Environmental Services and in dining services as well. So not necessarily ready to talk about specific revenue contribution per se, but I'd say that, what has been initiated as a potential new end market to explore is increasingly appealing from our perspective.

Sean Dodge
Okay, it sounds good. Thanks again.

Exhibit 99.1
Operator
Your next question comes from the line of A.J. Rice from Credit Suisse. Your line is open.

Nate Gibby
Hey guys. This is Nate on for A.J. I just had a real quick question, I guess on how we should be thinking about dietary margins going forward kind of given the two quarter lag in any food inflation pass-through? I guess specifically, if we think that the delta between actual food inflation and what are being reimbursed for kind of shifts more favorably in the future. I guess, could we see any benefit to margin?

Ted Wahl
We could. There was -- I don’t think Matt highlighted it, but we had a -- there was a negative delta due to the lag in Q2. And as when [Technical Difficulty] inflation either slows or flattens altogether, there would be some residual gain to the margins as well for the portion that relates to the non-labor portion of the billion. So that is -- there is some possibility. Again, we're not banking or betting on that, we're going to continue to execute operationally, that's really where the continued margin improvement would come from and along with the customer modification efforts. But to your point, that could be a tailwind, at least over -- for a temporary period of time at some point in the future.

Matt McKee
Yeah. Just to speak to that sort of immediate future more specifically, Nate. The first quarter food at home inflation was 3.9%. So that's what you'd see reflected in the pass-through in the third quarter and then the second quarter was 3.4%, so that you'd see pass-through in the fourth quarter.

Nate Gibby
Thanks guys. Very helpful.

Operator
Your next question comes from the line of Ryan Daniels from William Blair. Your line is open.

Jack Senft
Hey, good morning guys. This is Jack Senft on for Ryan Daniels. Thanks for taking my question. I think a lot of my questions have been touched on already, but just kind of curious how the remainder of the service agreement modifications went with customers? I guess, especially as it relates to the exits that you mentioned in your prepared remarks. So I guess like, did you find that as time went on and inflationary concerns kind of grew in the overall market that kind of had to pivot your approach for these negotiations and conversations? And with that said, at time did kind of crawl on, did you experience greater push back kind of towards the end of the first half of the year?

Matt McKee
Yeah. I guess, the first thing that I would point out is that, they are not yet complete. So it's not that we're able to sort of do an official full autopsy at this point. I would say that this is one of the largest undertakings from a company to client perspective that we've ever undertaken. And as we alluded to -- as Ted certainly noted in his opening remarks, there were many elements of the customer relationship that were on the table and we're a part of the discussions, all of which from our perspective meant to most favorably position Healthcare Services Group, and of course the partnership in a durable sustainable way with the customers. So there a lot of elements that came into play, not only the ongoing inflation, but the labor environment and the effect that that's had on occupancy. The fact that we've seen largely a drying up of additional federal funds available and the focus of operators has really moved towards state based reimbursement relief and additional financial benefit that they can achieve at the state based level. So I

Exhibit 99.1
guess the ultimate takeaway is that, there were a lot of moving parts. We feel confident that we were able to gain what it is that we needed from our customers. And clearly in the instances in which we were not then we made the decision to exit the business. And for anyone who has followed the company for any length of time would appreciate that's not something that we do cavalierly, we don't leave a single facility in a cavalier manner, certainly much less -- an amount more than one facility. So that's not something that we do lightly. But of course, we are acting in the best interest of the company.

And I would say that it's worth noting. When we do exit a facility, particularly in a situation like this, we shake hands, we part ways as friends and we'll keep tabs on that facility. We will keep an eye on the economics that persist in that specific facilities market and there's nothing that suggest that that client when faced with life without Healthcare Services Group doesn't get a fairly quick and significant reality check such that they're willing to come back to us to say, hey, yeah, I guess, trying to hire a manager wasn't as easy as we thought, trying to manage the line staff on budget or keep the department fully staffed for that matter is far more challenging. Forget about the operational systems and policies and procedures that we implement, the additional managerial support that we provide with the district manager and the Directors of operations at the regional level. So the ultimate take away is, we did in fact of course exit business as we're in the final stages of completing these negotiations. There is nothing that suggests that we may not leave additional facilities. That's not something that we anticipate, but of course, we're prepared for that. Should it come to it. But ultimately, in spite of all these moving parts we know that we're making the right decisions to most favorably positioned the company and, of course, the corresponding client relationships going forward.

Jack Senft
Great. Understood. I truly appreciate the comments on that. Thanks. And then just a follow-up, in terms of occupancy, I know last quarter it was kind of mentioned that this would be an area to watch closely going forward into the next six months or so, and that was tracking pretty well and favorably in terms of recovery. So just kind of curious what you're seeing in terms of health of the end market now? And is the industry is still on pace to kind recover back to the I think, the 80% benchmark by beginning 2023. So any additional insight you have would be great. Thanks.

Ted Wahl
Yeah. I know -- I think -- just to maybe take a bit of a step back and you alluded to it, but it is our view that the continued interplay between census recovery is really going to be -- is really driven by staffing. So it's going to be those two components that not only we're closely monitoring, but I think will determine the pace of recovery at least. I'd say the most recent occupancy data are not as encouraging as it was, say, a quarter ago. There has been some stagnation. Right now national occupancy sits at around 74% which is about 70 bps higher than it was at the end of March. That would put the industry [indiscernible] the point of your question on pace to reach recovery somewhere towards the middle to late ’23, rather than the beginning of ‘23.

That said, our take is that, we're very bullish on the notion that the industry will recover. It's just a matter of timing. I do believe staffing is going to be the most critical component to that recovery. But again, in the near term we have to remain disciplined in our approach and make decisions accordingly. But again, ultimately it's a matter of when, not if, but we're going to continue to monitor those dynamics as closely as possible.

Jack Senft
Great. Thanks for taking my questions.

Exhibit 99.1
Operator
Your next question comes from the line of Mitra Ramgopal from Sidoti. Your line is open.

Mitra Ramgopal
Yes. Hi, good morning, and thanks for taking the question. Just wanted to follow-up a little on the occupancy as it starts to tick up a little. Are you getting more inbound calls and do you have the ability to take on new business in light of the difficulty in the market right now?

Matt McKee
I think opportunistically, Mitra, yes. Aside from monitoring all the dynamics I mentioned earlier, very closely the continued pressures on the providers certainly coupled with the secular trends we've talked about previously amplify our value prop. They have increased demand, inbound calls to your point for our services and they create opportunities to grow the company. Our focus disproportionately this year and I think heading this year to date and then heading into the back half of the year continues to be on the base business and the service agreement modification efforts, but we do expect opportunistically to grow in the back half of the year as well when the situations present itself. And then certainly in 2023 with the contract modifications behind us, we'll be able to refocus our attention on that top line expansion that we've talked about for many years.

Mitra Ramgopal
Okay, thanks. And just to be clear, in terms of the revenue guidance for 3Q, 4Q, that's assuming no new business?

Ted Wahl
Yeah, that assumes a neutral state ex any facility exits or new business adds.

Mitra Ramgopal
Okay, great. Thanks for taking the questions.

Operator
Your next question comes from the line of Sean Dodge from RBC Capital Markets. Your line is open.

Sean Dodge
Yeah. Thank you. Just a quick follow-up. Ted, you mentioned that the pricing reset will be phased in over the back half of the year, did that $412 million to $417 million range you gave for Q4, should we think about that being a run rate for the quarter or do you anticipate exiting Q4 at something better than that as those prices get rolled in?

Ted Wahl
Run rate for Q4, but just to be clear, Sean, I wasn't suggesting because we don't have -- we don't quite have the visibility into the timing of some of those revenues being added. Where we've negotiated service agreement modifications we do have visibility into it, but the ones that are still in flux or in the final stages of negotiating negotiation, we don't have clear-eyed view to the timing of that. So really, I think, the revenue guidance we provided as far as the run rate would be kind of our expectations. And then to the extent there's updates on that positive or otherwise we would provide that next quarter or the quarter thereafter. We do however have better visibility into the fact that we plan on exiting the year at 86% cost of services. So the timing of the revenue adds over the back half of the year, we have less visibility into. With the conviction that come the first quarter of next year the modifications will be behind us and we'll

Exhibit 99.1
be able to -- everybody will be able to see the progress that we've made and the result of all the actions that we've taken.

Sean Dodge
Okay, great. Thanks again.

Operator
And your next question comes from the line of Brian Tanquilut from Jefferies. Your line is open.

Brian Tanquilut
Hey, good morning guys. Thanks for letting me ask the question. I guess, Ted, first question for you. So as we think about the health of the client base, right? I think we've all been focused on your biggest client over the last year or so, a little bit of a surprise here will be receivership of this one client. So how are you thinking about the health of the remaining client base as we think about the challenges that the industry continues to face as you said, recovery in occupancy won't happen until mid to late next year?

Ted Wahl
Look, the industry right now is in a recovery phase, right? And there is the past and the pace of that recovery continue to be a bit uncertain. Again, longer term, Brian, certainly confidence of the ultimate recovery, whether that's the middle of next year, if it's pushed out further because of some of the staffing challenges that continue to manifest themselves. But again, our internal data, and the best -- one of the best metrics we were able to use for kind of our own customer health, which we clearly monitor as closely as possible would be, how our customers are paying us. And I think over the back half of the year, our expectations are that, we're going to be in a position to not only collect what we bill, but also make up a portion of the amounts that were either temporary extended to customers or in the event that we had shortfalls with customers for particular reasons make up those shortfalls as well.
So I think we're going to continue to monitor it closely, but again, the recovery is yet to be determined in terms of the timing, but optimistic, there ultimately will be a recovery back to that 80% benchmark in terms of occupancy and we'll go from there.

Matt McKee
I just wanted to add Ryan. [Multiple Speakers] Yeah. Ryan, sorry, another add on to that, I don't think we've mentioned thus far would be the 90-day extension of the public health emergency, which has a favorable impact, not only in the three day stay requirement, but similarly it has a more pronounced effect on reimbursement rates in certain states. And that kind of dovetails into the other point that I want to make, which is, certainly from our perspective we keep an eye on the macro national level data, not only from a broader industry perspective, but within our customer base, but increasingly meaningful is what happens within certain states as it relates to whether it's a public health emergency related provisions that each date might be supplementing or state-based reimbursement increases that we're seeing. So the operating environment is increasingly varied from state to state based upon the level of support supplementation that each state is providing. So, that of course factors into our calculus as well when we're assessing the health of our current customer base. And likewise to Mitra's question, looking out over the new business opportunities in the immediate future as well.

Brian Tanquilut
I understand. And then, I guess, Ted, there's an article this morning on modern health care about the increase in staffing or nurse staffing ratios at the nursing homes, that's being proposed by CMS. Have you had discussions with your clients and how that impacts your business and how -- their business and yours as well?

Exhibit 99.1

Ted Wahl
Yeah. I think there is so much uncertainty around proposed regulations that I think the industry, other than monitoring it closely and Matt alluded to it, there are so many state by state variances. [indiscernible] always planning for different scenarios, but now that hasn't been a big topic of conversation among the customer base.

Matt McKee
And I would like to sort of add to that Brian. Two things, the most obvious of which is, we don't provide nurses. So as far as the direct impact on us, it's non-existent. But the corollary to that would be that, generally speaking, with additional uncertainty and pressure that operator face, they're forced to look at being as efficient as possible, they're looking to contain their costs in any way that they possibly can. The primary way in which they are able to achieve that is in outsourcing services of all types, right? Including the types of services that we provide, so we've talked about the residents of our value proposition in the face of increasing uncertainty and perhaps potentially additional regulatory burdens, that does nothing but further increase the residents of our value proposition.

Brian Tanquilut
I appreciate it. And then last question from me, as we think about the revenue base shrinking here a little bit, at least near-term, right? And I appreciate the gross margin targets, but how should we be thinking about your ability to reduce G&A to adjust to the shrinking top line?

Matt McKee
Yeah, it's a great question, Brian. And the reality is that, there is largely fixed cost in G&A. So from our perspective, when we exit a new piece of business the primary objective is to be able to re-assign the facility based manager to a new opportunity as quickly as possible. Whether that's an existing piece of business where we have the opportunity to upgrade perhaps an underperforming manager or if it's repurposing that manager into a new business opportunity, but from our perspective, if you think about SG&A, we've talked about 8.5% to 9.5% on a percentage basis as we're looking at exiting some of that business and the corresponding impact on revenue. The way to think about SG&A is probably in that $37 million to $39 million range, which obviously on a percentage basis with some of the revenue reduction is going to be on the higher end. But we have every confidence that when we get back into growth mode there is certainly opportunities for leverage there on the SG&A line.

Brian Tanquilut
Got it. All right, thanks guys.

Operator
And there are no further questions at this time. Mr. Ted Wahl I turn the call back over to you for some closing remarks.

Ted Wahl
Okay, great. Thank you, Rob. In the quarter ahead we will continue to prioritize modifying our service agreements to adjust for the significant inflation experienced during the past year, as well as account for future inflation on a more real-time basis, with the goal of exiting the year with cost of services in line with our historical target of 86%. Increasing cash collections with the goal of collecting what we bill and making up a portion of the shortfall from the first half of the year and of course operational execution with the goal of delivering on our operational imperative as we provide an extraordinary service and experience

Exhibit 99.1
to our customers. So on behalf of Matt and all of us at Healthcare Services Group, I wanted to thank Rob for hosting the call today. And again, thank you to all of you for joining.

Operator
This concludes today's conference call. You may now disconnect.